Exhibit 5.2

[Skadden, Arps, Slate, Meagher & Flom LLP Letterhead]

August 1, 2019

New Residential Investment Corp.
1345 Avenue of the Americas
New York, New York 10105

Re:	New Residential Investment Corp.—Offering of Common Stock

Ladies and Gentlemen:

We have acted as special United States counsel to New Residential Investment Corp., a Delaware corporation (the “Company”), in connection with the Distribution Agreement, dated July 30, 2018 (the “Original Distribution Agreement”), among BofA Securities, Inc., Barclays Capital Inc., BTIC, LLC and Raymond James & Associates, Inc. and the Company, as amended by the Amendment No. 1 to the Distribution Agreement, dated August 1, 2019 (the “Amendment No. 1” and, together with the Original Distribution Agreement, the “Distribution Agreement”), among BofA Securities, Inc., Barclays Capital Inc., Credit Suisse Securities (USA) LLC, J.P. Morgan Securities LLC, Nomura Securities International, Inc., Raymond James & Associates, Inc., RBC Capital Markets, LLC and Wells Fargo Securities, LLC (collectively, the “Sales Agents”) and the Company, relating to the issuance and sale by the Company to or through the Sales Agents, from time to time, of shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), having an aggregate offering price of up to $500,000,000 (the “Securities”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933 (the “Securities Act”).

In rendering the opinion stated herein, we have examined and relied upon the following:

(a)            the registration statement on Form S-3 (File No. 333-232952) of the Company relating to Common Stock and other securities of the Company filed on August 1, 2019 with the Securities and Exchange Commission (the “Commission”) under the Securities Act allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Securities Act (the “Rules and Regulations”), including the information deemed to be a part of the registration statement pursuant to Rule 430B of the Rules and Regulations (such registration statement being hereinafter referred to as the “Registration Statement”);

New Residential Investment Corp.
August 1, 2019

(b)            the prospectus, dated August 1, 2019 (the “Base Prospectus”), which forms a part of and is included in the Registration Statement;

(c)            the prospectus supplement, dated August 1, 2019 (together with the Base Prospectus, the “Prospectus”), relating to the offering of the Securities, in the form filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations;

(d)            an executed copy of the Original Distribution Agreement;

(e)            an executed copy of the Amendment No. 1;

(f)            an executed copy of a certificate of Cameron D. MacDougall, Secretary of the Company, dated the date hereof (the “Secretary’s Certificate”);

(g)            a copy of the Company’s Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate”), certified by the Secretary of State of the State of Delaware as of August 1, 2019, and certified pursuant to the Secretary’s Certificate;

(h)            a copy of the Company’s Amended and Restated By-laws, as amended and in effect as of the date hereof (the “Amended and Restated Bylaws”), and certified pursuant to the Secretary’s Certificate; and

(i)            a copy of certain resolutions of the Board of Directors of the Company, adopted on July 29, 2019, certified pursuant to the Secretary’s Certificate.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion stated below, including the facts and conclusions set forth in the Secretary’s Certificate and the factual representations and warranties contained in the Distribution Agreement. We have assumed that the issuance of the Securities does not violate or conflict with any agreement or instrument binding on the Company (except that we do not make this assumption with respect to the Amended and Restated Certificate or the Amended and Restated Bylaws).

In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies.  As to any facts relevant to the opinion stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials, including those in the Secretary’s Certificate and the factual representations and warranties set forth in the Distribution Agreement.

New Residential Investment Corp.
August 1, 2019

We do not express any opinion with respect to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware (the “DGCL”). The Shares may be sold from time to time on a delayed or continuous basis, and this opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof, which laws are subject to change with possible retroactive effect.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that:

The Securities have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and when issued and sold in accordance with the Distribution Agreement, will be validly issued, fully paid and nonassessable, provided that the consideration therefor is not less than $0.01 per share of Common Stock.

We hereby consent to the reference to our firm under the heading “Legal Matters” in the Prospectus. We also hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K being filed on the date hereof and incorporated by reference into the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

MJS